EXHIBIT 10.28

NEIMAN MARCUS, INC.

CASH INCENTIVE PLAN

(As amended January 21, 2008)

Section 1.  Purpose.

The purpose of this Neiman Marcus, Inc. Cash Incentive Plan (this “Plan”) is to aid Neiman Marcus, Inc. and its affiliates (the “Company”) in providing a corporate benefit to key professionals of The Neiman Marcus Group, Inc. and its affiliates (the “Employer”) to align their interests and motivations with the commercial goals of the Company.

Section 2.  Certain Definitions.

(a)                  “Bonus Pool” shall mean $14 million, less the amount payable, if any, to Burton M. Tansky pursuant to Section 5(c)(ii) of his Employment Agreement with the Company.

(b)                 “Cash Bonus” shall mean, with respect to a Participant, such Participant’s Pro Rata Portion of the Bonus Pool.

(c)                  “Cause” shall have the meaning set forth in the Management Stockholders’ Agreement.

(d)                 “Change of Control” shall have the meaning set forth in the Management Stockholders’ Agreement.

(e)                  “Committee” means the Board of Directors of the Company or any committee the Board of Directors may designate from among its members to administer this Plan.

(f)                    “Common Stock” means the common stock of the Company, par value US $0.01 per share.

(g)                 “Eligible Employee” means each individual other than Burton M. Tansky who has been granted an Option.

(h)                 “Employer” has the meaning set forth in the preamble to this Plan.

(i)                     “Incentive Plan” means the Company’s Management Equity Incentive Plan.

(j)                     “Initial Public Offering” shall have the meaning set forth in the Incentive Plan.

(k)                  “Majority Stockholder” shall have the meaning set forth in the Management Stockholders’ Agreement.

(l)                     “Management Stockholders’ Agreement” shall mean the Management Stockholders’ Agreement, dated as of October 6, 2005, by and among the Company, the Majority Stockholder, and the Management Stockholders (as defined therein).

(m)               “Option” shall mean any option to purchase Common Stock granted on November 29, 2005 under the  Incentive Plan, and each additional option granted under the Incentive Plan  thereafter if and to the extent determined by the Committee in its discretion after consultation with the Chief Executive Officer of the Company.

(n)                 “Participant” shall mean each Eligible Employee who is either employed as of the Payment Event or was terminated without Cause within the six-month period immediately preceding the Payment Event.

(o)                 “Participant Holdings” shall mean the sum of (A) the aggregate number of Shares held by all Participants (or their Permitted Transferees) employed by the Employer as of the Payment Event as a result of the previous exercise of Options, (B) the aggregate number of Shares underlying outstanding vested and unvested Options held by all Participants (or their Permitted Transferees) employed by the Employer as of the Payment Date, (C) the aggregate number of Shares held on the date of termination by all Participants (or their Permitted Transferees) whose employment was terminated without Cause within the six-month period immediately preceding the Payment Event as a result of the previous exercise of Options and (D) the aggregate number of Shares underlying vested Options held on the date of termination by all Participants (or their Permitted Transferees) whose employment was terminated without Cause within the six-month period immediately preceding the Payment Event.

(p)                 “Payment Event” shall mean the earlier to occur of a Change of Control or an Initial Public Offering, subject to the provisions of Section 4.

(q)                 “Permitted Transferee” shall mean the meaning set forth in the Incentive Plan.

(r)                    “Pro Rata Portion” shall mean, as of the Payment Event:

(i)             In the case of a Participant employed with the Employer on the Payment Event, the portion of the Bonus Pool that bears the same ratio as the sum of the Shares underlying outstanding vested and unvested Options held by such Participant (or his Permitted Transferees) plus any Shares held by such Participant (or his Permitted Transferees) as a result of the previous exercise of Options bears to the Participant Holdings; and

(ii)          In the case of a Participant whose employment was terminated without Cause within the six-month period immediately preceding the Payment Event, the portion of the Bonus Pool that bears the same ratio as the sum of the Shares underlying the vested Options held by such Participant (or his Permitted Transferees) on the date of termination plus any Shares held by the Participant (or his Permitted Transferees) on the date of termination as a result of the previous exercise of Options bears to the Participant Holdings.

(s)                  “Shares” shall mean shares of Common Stock.

Section 3.  Administration.

This Plan shall be administered by the Committee, which shall have full discretion to administer this Plan, including but not limited to discretion (A) to determine all questions related to a Participant’s entitlement to receive the Cash Bonus, (B) to interpret and construe any provision of this Plan, and (C) to adopt, amend, or rescind any rules and regulations for the operation and administration of this Plan.  Decisions of the Committee shall be final and binding for all purposes.  None of the Company, the Employer, the Committee, nor any member of the Committee, shall be liable to any party for any action, omission, or determination relating to this Plan.  This Plan shall be administered at the expense of the Company.

Section 4.  Cash Bonuses.

(a)                                  Subject to the terms of this Plan, upon the occurrence of the Payment Event, each Participant shall be entitled to a Cash Bonus, provided that the internal rate of return to the Majority Stockholder in respect of their direct and indirect investment in the Company is positive.  The Majority Stockholder’s internal rate of return shall be calculated in the case of an Initial Public Offering as if the Majority Stockholder sold all of its direct and indirect equity interests in the Company at a per share price equal to the Initial Public Offering price or, in the case of a

Change of Control, based on the value of its equity interests implied by the transaction giving rise to the Change of Control, and in each case, taking into account all investments made directly or indirectly in the Company, all management and transaction fees paid by the Company or its subsidiaries to the Majority Stockholder and all expenses incurred by the Majority Stockholder in connection with the investment.

(b)                                 In no event shall a Participant be entitled to receive a Cash Bonus (A) prior to the Payment Event and (B) unless and until the Committee in its sole discretion determines that the conditions set forth in Section 4(a) above have been satisfied with respect to such Participant.

Section 5.  Payment.

(a)                                  The Company shall pay each Participant the Cash Bonus as soon as administratively practical following, but in all cases within two and a half months of, a Payment Event.

(b)                                 The Company shall deduct from all payments and distributions under this Plan any required federal, state, or local government tax withholdings.

(c)                                  The Company may, if the Committee in its sole discretion shall so determine, offset any amounts that a Participant may owe to the Company or the Employer against any distribution of the Cash Bonus that would otherwise have been made to the Participant.

Section 6.  General Provisions.

(a)  No Right to Continued Employment.  Nothing contained in this Plan shall confer upon the Participant any right with respect to the continuation of his or her employment by the Employer, or interfere in any way with the right of the Employer at any time to terminate such employment or to increase or decrease the compensation of the employee or Participant.  No person other than the Participants shall have any claim or right to participate in this Plan.  Any conditional grant by the Company to any Participant of any Cash Bonus contemplated herein shall neither require the Company to make any additional grant to such Participant or any other Participant or other person at any time nor preclude the Company from making subsequent grants to such Participant or any other Participant or other person at any time.

(b)  Participation in Other Plans.  Nothing in this Plan shall be deemed to entitle a Participant to participate in, nor prohibit nor restrict any Participant participation in, any other plan, program, or arrangement maintained by the Company or the Employer.

(c)  Amendment; Termination.  The Company may at any time, in its sole discretion, terminate or amend this Plan, provided that any such termination or amendment shall not impair or adversely affect an Eligible Employee’s rights under this Plan without such Eligible Employee’s written consent.

(d)  Section 409A.  Notwithstanding any provision herein to the contrary, the Committee may, in its sole discretion, change the form and timing of any distribution or otherwise modify the terms of this Plan in order to comply with applicable law, including, without limitation, in order to avoid adverse tax treatment to any Participant under Section 409A of the Code; provided that the Committee shall use commercially reasonable efforts to put the Participants in the same position as they would have been in but for the application of this Section 6(d).

(e)  Unfunded Status of Plan.  The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under this Plan.  To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

(f)  Governing Provisions.  The provisions of this Plan shall govern in all respects the allocation, distribution, and nature of the Cash Bonuses, and shall supersede all prior written agreements and negotiations and oral understandings regarding such Cash Bonuses, if any.

(g)  Governing Law.  This Plan and the rights of all persons under this Plan shall be construed and administered in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

(h)  Effective Date.  This Plan is effective as of November 29, 2005.